Exhibit 99.1

Osteologix Announces Positive Phase II Study of Its Investigational Osteoporosis Drug, NB S101; Trial Meets Primary Endpoint

Osteologix, Inc. (OTCBB: OLGX), a specialty biopharmaceutical company, today announced positive top-line results of an international Phase II clinical trial of its lead investigational drug, NB S101 (strontium malonate). This large, well-controlled clinical trial of 289 postmenopausal women with low bone mineral density met its primary endpoint by significantly decreasing CTX-1, a well-validated biomarker for measuring bone resorption activity, at all dose levels compared with the control group.

The 12-week, double-blind, randomized, placebo and active-controlled study, known as the STRONG Study, evaluated three dose levels of NB S101 and one dose level of Protelos® (strontium ranelate), which is approved for treatment and prevention of osteoporosis in Europe. The reductions in serum CTX-1 compared to the control group were 13.5 percent in the group receiving the lowest dose of NB S101, 0.75 grams, 15.5 percent in the group receiving 1 gram of NB S101, and 22.2 percent in the group receiving 2 grams of NB S101 (p<0.001 for all doses vs. control). Protelos®, an EMEA-approved osteoporosis drug, which also incorporates strontium, demonstrated a statistically significant reduction in CTX-1 of 8.5 percent (p=0.03) at the EMEA-approved 2-gram dose. When compared to Protelos®, the 2-gram dose of NB S101 achieved significantly greater reductions of CTX-1 (p<0.001), while the 1-gram dose produced equivalent results. NB S101 has been formulated as a convenient once-daily tablet for which Osteologix has full world-wide commercial rights.

The trial also investigated the effects of NB S101 on bone mineral density (BMD) at specific sites including lumbar spine, total hip and femoral neck as secondary endpoints of the trial. At 3 months, NB S101 significantly increased lumbar spine BMD at all doses of NB S101 tested, with the most significant increase of 2.66 percent (p<0.01) for the 2-gram dose, the highest dose of NB S101 tested. Protelos®, also a 2-gram dose, significantly increased lumber spine BMD by 1.96 percent (p<0.05).

Strontium therapy was well-tolerated and side effects were generally mild in all dose groups. There were no significant differences in the side effect profiles between the four treatment groups. Final results of the STRONG study will be submitted for presentation at the next relevant medical conferences as well as for publication.

“This is a very positive and convincing outcome and indeed a potentially important development for osteoporosis patients,” said Richard Eastell, MD, Professor and Head of Academic Unit of Bone Metabolism at the Metabolic Bone Center of Northern General Hospital, Sheffield, UK and a Principal Investigator of the STRONG Study. Eastell added, “If these findings are confirmed in a larger Phase III study, NB S101 could become a powerful new drug against osteoporosis, a serious condition affecting 200 million people worldwide.”

Dr. Kim Brixen, MD, PhD, Associate Professor, Odense University Hospital, Odense, Denmark, “These data show a clear dose-response relationship for NB S101 in decreasing CTX-1 at the upper end of what would be expected, as well as showing a highly significant effect by enhancing bone mineral density in key areas, confirming the promise of NB S101 as an active and well-tolerated oral agent for osteoporosis”.

In preclinical studies, NB S101 has demonstrated significant beneficial effects by reducing bone resorption and increasing strong bone formation and bone mineralization. This dual action could address a significant medical need and fundamentally change the treatment paradigm of osteoporosis. Importantly, NB S101 helps to build bone in a manner similar to the body’s own metabolic processes by rebalancing bone metabolism in a way that favors strong bone development.

“The STRONG study validates the approach we have taken and our belief that NB S101 has a unique and powerful effect on bone. We believe that the success of strontium ranelate in Europe decreases the risk of our development of NB S101,” said Philip J. Young, Osteologix’s president and chief executive officer. “We look forward to sharing this outstanding Phase II data with Regulatory authorities in the U.S. and Europe in the coming months and moving forward into late-stage clinical trials as we seek to bring this drug to the millions of patients around the world who suffer from osteoporosis.”

About Osteoporosis

Osteoporosis is the most common bone disease and, according to the National Osteoporosis Foundation (NOF), 10 million Americans are estimated to have the disease and almost 34 million more are estimated to have osteopenia or low bone mass, placing them at increased risk for osteoporosis. The most severe consequence of osteoporosis is skeletal fracture. Osteoporosis is responsible for more than 1.5 million fractures annually and direct expenditures for hip fractures are estimated to cost society more than $18 billion annually. According to NOF, one in two women and one in four men over age 50 can be expected to have an osteoporosis-related fracture at some time.

About Osteologix

Osteologix is a biopharmaceutical company committed to improving the health of those afflicted with musculoskeletal diseases, such as osteoporosis, by developing innovative therapies. Its lead investigational product candidate, NB S101, is a novel pharmaceutical agent for the treatment and prevention of osteoporosis. For more information please visit www.osteologix.com.

Forward Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding clinical trial results of NB S101, its potential therapeutic benefits and side-effects, Osteologix’s plans for Phase 3 clinical trials and possible regulatory approvals of NB S101. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Osteologix’s ability to commence, enroll or complete future clinical trials of NB S101, risks that the FDA or other regulatory bodies may require additional data or additional pre-clinical or clinical trials of NB S101, the results of future clinical trials or non-clinical studies of NB S101 (including product safety issues and efficacy results), Osteologix’s ability to secure and obtain adequate supplies of NB S101 and risks related to Osteologix’s ability to obtain intellectual property rights for NB S101. Further information regarding these and other risks is included under the heading "Risk Factors" in Osteologix’s Report on Form 10-KSB, which was filed with the Securities Exchange Commission on March 27, 2007 and is available from the SEC's website (http://www.sec.gov) and on our website (http://www.osteologix.com) under the heading "Investors." Osteologix undertakes no duty to update any forward-looking statement made in this news release.

Osteologix Inc.
Investor and Media Contact:
Baxter Phillips, III, 804-754-6970
Sr. Director, Corporate Development
bp@osteologix.com